ISSUER FREE WRITING PROSPECTUS No. 76D-1 Filed Pursuant to Rule 433 Registration Statement No. 333-137902 Dated May 1, 2007

Performance Securities with Contingent Protection

Strategic Alternatives to Indexing

Deutsche Bank AG, London Branch

$• Securities Linked to the S&P 500® Index due on or about May 31, 2012

$• Securities Linked to the Dow Jones EURO STOXX 50® Index due on or about May 31, 2012

$• Securities Linked to the Nikkei® 225 Index due on or about May 31, 2012

$• Securities Linked to the Hang Seng China Enterprises Index due on or about May 31, 2012

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are securities issued by Deutsche Bank AG, London Branch linked to the performance of an index. The amount you receive at maturity is based on the return of the applicable index and, in certain circumstances, on whether the applicable index has closed below a specified Trigger Level on any trading day during the Observation Period. If the applicable Index Return is positive or zero, at maturity you will receive a cash payment of $10.00 per $10.00 Security plus an amount based on the Index Return multiplied by the applicable Participation Rate. If the applicable Index Return is negative and the applicable index never closed below the applicable Trigger Level on any single trading day during the Observation Period, you will receive a cash payment of $10.00 per $10.00 Security. If the applicable Index Return is negative and the applicable index closed below the applicable Trigger Level on any single trading day during the Observation Period, your Securities will be fully exposed to the decline in the applicable index, and you could lose some or all of your initial investment. Investors will not receive coupon payments or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your initial investment.

Features

❑	Growth Potential—The Securities provide the opportunity to receive enhanced equity returns by multiplying any positive return of the applicable index by the applicable Participation Rate. The Securities are not subject to a maximum gain.
❑	Contingent Protection Against Loss—Payment at maturity of your initial investment in the Securities is protected, so long as the applicable index does not close below the applicable Trigger Level on any trading day during the Observation Period. If the applicable index closes below the applicable Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to any decline in the applicable index on the Final Valuation Date, and you could lose some or all of your initial investment.

Key Dates[1]

Trade Date	May 24, 2007
Settlement Date[2]	May 31, 2007
Final Valuation Date[2]	May 23, 2012
Maturity Date[2]	May 31, 2012

[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement D-1.

Security Offerings

These preliminary terms relate to four separate Securities we are offering. Each Security is linked to a particular index with a different Participation Rate. The performance of each Security will not depend on the performance of any other Security. The Participation Rate and Index Starting Level for each Security will be set on the Trade Date.

Securities	Participation Rate	Index Starting Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	100% - 110%		50%	25152C 4 45	DE000DB1KPR2
Dow Jones EURO STOXX 50® Index	145% - 160%		50%	25152C 4 52	DE000DB1KPS0
Nikkei® 225 Index	150% - 165%		50%	25152C 4 37	DE000DB1KPQ4
Hang Seng China Enterprises Index	105% - 115%		50%	25152C 4 60	DE000DB1KPT8

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement D-1 dated April 27, 2007, underlying supplement no. 3 dated April 30, 2007 and this free writing prospectus. See “Key Risks” on page 4 in this free writing prospectus and more detailed “Risk Factors” in the accompanying product supplement D-1 for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, product supplement D-1 dated April 27, 2007 and underlying supplement no. 3 dated April 30, 2007) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement, product supplement D-1 and underlying supplement no. 3. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.35	$9.65
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement D-1 dated April 27, 2007 and underlying supplement No. 3 dated April 30, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦       Underlying supplement no. 3 dated April 30, 2007:
http://www.sec.gov/Archives/edgar/data/1159508/000119312507096269/d424b21.pdf

♦       Product supplement D-1 dated April 27, 2007:
 http://www.sec.gov/Archives/edgar/data/1159508/000119312507093794/d424b21.pdf

♦       Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦       Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Performance Securities with Contingent Protection” or the “Securities” refers to four different Securities that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” on page 4 in this free writing prospectus and more detailed “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦       You believe the applicable index will appreciate over the term of the Securities.

♦       You seek an investment with a return linked to the performance of the applicable index.

♦       You are willing to expose your investment to the full downside performance of the applicable index.

♦       You are willing to forego dividends paid on the stocks included in the applicable index in exchange for positive returns if the applicable index appreciates and contingent protection if the applicable index declines.

♦       You are willing to invest in the Securities based on the range indicated for the applicable Participation Rate (the actual Participation Rate will be determined on the Trade Date).

♦       You do not seek current income from this investment.

♦       You are willing and able to hold the Securities to maturity.

The Securities may not be suitable for you if:

♦       You seek an investment that is 100% protected against the loss of your initial investment.

♦       You do not believe the applicable index will appreciate over the term of the Securities.

♦       You prefer to receive the dividends paid on the stocks included in the applicable index.

♦       You seek current income from your investments.

♦       You are unwilling or unable to hold the Securities to maturity.

♦       You seek an investment for which there will be an active secondary market.

Common Terms for Each Offering of Securities		Determining Payment at Maturity
Issuer	Deutsche Bank AG, London Branch (Aa3)[1]

Initial investment is protected and you will receive $10.00 per $10.00 Security.

Your Securities are not fully protected from loss. If the applicable index closes below the applicable Trigger Level on any trading day during the Observation Period, your initial investment will be fully exposed to any decline in the applicable index.

Issue Price	$10.00 (subject to a minimum purchase of 100 Securities)
Term	5 years
Payment at Maturity (per $10.00 Security)

You will receive a cash payment at maturity based on the performance of the applicable index during the term of the Securities.

If the Index Return is positive or zero, you will receive a payment of:

$10.00 + ($10.00 x Participation Rate
x Index Return)

If the Index Return is negative and the applicable index never closed below the Trigger Level on any trading day during the Observation Period, you will receive a payment of:

$10.00

If the Index Return is negative and the applicable index closed below the Trigger Level on any trading day during the Observation Period, you will receive a payment of:

$10.00 + ($10.00 x Index Return)

In this case the contingent protection is lost and you will lose some or all of your initial investment.

Index Return	Index Ending Level-Index Starting Level Index Starting Level
Index Starting Level	The closing level of the applicable index on the Trade Date.
Index Ending Level	The closing level of the applicable index on the Final Valuation Date.
Participation Rate

The Participation Rate determines how much of the Index Return will be used to compute your payment at maturity if the Index Return is positive. The Participation Rate for each offering of Securities will be set on the Trade Date.

Trigger Level	50% of the applicable Index Starting Level.
Observation Period	The period starting on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
The performance of each offering of the Securities will depend on the performance of the index to which such Securities are linked and will not depend on the performance of any other index or Securities.

What are the tax consequences of the Securities?

You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the Securities are uncertain, we believe that it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

In addition, under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

1 Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement D-1. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

•

Your Investment in the Securities May Result in the Loss of Your Entire Investment—The return on the Securities at maturity is linked to the performance of the applicable Index and will depend on whether, and the extent to which, the applicable Index Return is positive or negative, and whether the applicable Index closes below the applicable Trigger Level on any trading day during the Observation Period. Your initial investment will be fully exposed to any decline in the applicable Index Ending Level, as compared to the applicable Index Starting Level, if the applicable Index closes below the applicable Trigger Level on any trading day during the Observation Period. Accordingly, you could lose your entire investment in the Securities.

•

Your Contingent Protection May Terminate on Any Day During the Term of the Securities—If the closing level of the applicable Index declines below the applicable Trigger Level on any trading day during the Observation Period, at maturity your initial investment will be fully exposed to any decline in the applicable Index Ending Level relative to the applicable Index Starting Level. If this occurs, and the applicable Index Ending Level is less than the applicable Index Starting Level, the cash payment you receive at maturity will be equal to the applicable Index Return, and, accordingly, you will lose some or all of your initial investment. Your initial investment will be protected only if the applicable Index closing level never falls below the applicable Trigger Level during the Observation Period and you hold your Securities until maturity.

•

Certain Built-in Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for each issue of the offered Securities described in this free writing prospectus is based on the full face amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

•

No Coupon Payments, Dividend Payments or Voting Rights—The return on your Securities may not reflect the return you would realize if you actually owned the securities underlying the applicable Index. As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

•

We Are One of the Companies that Make Up the Dow Jones EURO STOXX 50® Index, but We Are not Affiliated With Any Other Company Included in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index or the Hang Seng China Enterprises Index—We will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the Hang Seng China Enterprises Index or your Securities. None of the money you pay us will go to the respective sponsors of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index or the Hang Seng China Enterprises Index (the “Sponsors”) or any of the other companies included in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index or the Hang Seng China Enterprises Index and none of those companies will be involved in the offering of the Securities in any way. Neither those companies nor the Sponsors will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

•

Lack of Liquidity—The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the Securities.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the applicable Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the applicable Index; the time to maturity of the Securities; the market price and dividend rate on the component stocks underlying the applicable Index; interest and yield rates in the market generally and in the markets of the component stocks underlying the applicable Index; a variety of economic, financial, political, regulatory or judicial events; the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in the applicable Index are domiciled; supply and demand for the Securities; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

We and Our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent with Investing in or Holding the Securities. Any such Research, Opinions or Recommendations Could Affect the Level of the Applicable Index to Which Each Issue of Offered Securities is Linked or the Market Value of the Securities—Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the applicable Index to which each issue of offered Securities is linked.

•

Uncertain Tax Treatment—Significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS will accept, or a court will uphold, the tax consequences described in this free writing prospectus or the product supplement related to this offering.

Risks specific to an investment in the Securities linked to the Dow Jones EURO STOXX 50® Index, the Hang Seng China Enterprises Index or the Nikkei® 225 Index.

•

The Index Return for the Securities Will not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Dow Jones Euro Stoxx 50® Index, the Nikkei® 225 Index or the Hang Seng China Enterprises Index—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index and the Hang Seng China Enterprises Index are denominated. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•

Non-U.S. Securities Markets Risks—The stocks included in the Dow Jones EURO STOXX 50® Index, the Hang Seng China Enterprises Index and the Nikkei® 225 Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and, in particular with emerging markets such as China, may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the Securities linked to these indices, which may have an adverse effect on the applicable offering of Securities.

Hypothetical Examples and Return Table of the Securities at Maturity
The examples and table below illustrate hypothetical payments at maturity per $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Index Starting Level:	1400

Trigger Level:	700 (50% of the Index Starting Level)

Participation Rate:	105%

Range of index performance:	-100% to 100%

Observation Period:	The period starting on (and including) the Trade Date up to (and including) the Final Valuation Date.

* The actual Index Starting Level, Trigger Level and Participation Rate for each offering of the Securities will be set on the Trade Date.

Example 1: The level of the Index increases by 20% from an Index Starting Level of 1400 to an Index Ending Level of 1680.

Because the Index Ending Level of 1680 is greater than the Index Starting Level of 1400, the Index Return is positive and calculated as follows:

Index Return = (1680 - 1400)/1400 = 20%

Because the Index Return is equal to 20%, the payment at maturity is equal to $12.10 per $10.00 Security, calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + ($10.00 x 20% x 105%) = $12.10

Example 2: The level of the Index decreases by 20% from an Index Starting Level of 1400 to an Index Ending Level of 1120, and the Index never closed below the Trigger Level on any day during the Observation Period.

Because the Index Ending Level of 1120 is less than the Index Starting Level of 1400, the Index Return is negative and calculated as follows:

Index Return = (1120 - 1400)/1400 = -20%

Because the Index Return is equal to -20%, and the Index never closed below the Trigger Level of 700, your initial investment is protected and the payment at maturity is equal to $10.00 per $10.00 Security.

Example 3: The level of the Index decreases by 20% from an Index Starting Level of 1400 to an Index Ending Level of 1120, and the Index closed below the Trigger Level on any day during the Observation Period.

Because the Index Ending Level of 1120 is less than the Index Starting Level of 1400, the Index Return is negative and calculated as follows:

Index Return = (1120 - 1400)/1400 = -20%

Because the Index Return is equal to -20%, and the Index closed below the Trigger Level of 700, contingent protection is lost and the investor is fully exposed to the decline in the Index. In this example, the payment at maturity is equal to $8.00 per $10.00 Security, calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + ($10.00 x -20%) = $10.00 - $2.00 = $8.00

If the index closes below the Trigger Level on any trading day during the Observation Period, investors are fully exposed to any decline in the index and could lose some or all of their initial investment at maturity.

		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Index Ending Level	Index Return[3]	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity
2,800.00	100%	$20.50	105%	$20.50	105%
2,660.00	90%	$19.45	95%	$19.45	95%
2,520.00	80%	$18.40	84%	$18.40	84%
2,380.00	70%	$17.35	74%	$17.35	74%
2,240.00	60%	$16.30	63%	$16.30	63%
2,100.00	50%	$15.25	53%	$15.25	53%
1,960.00	40%	$14.20	42%	$14.20	42%
1,820.00	30%	$13.15	32%	$13.15	32%
1,680.00	20%	$12.10	21%	$12.10	21%
1,540.00	10%	$11.05	11%	$11.05	11%
1,400.00	0%	$10.00	0%	$10.00	0%
1,260.00	-10%	$10.00	0%	$9.00	-10%
1,120.00	-20%	$10.00	0%	$8.00	-20%
980.00	-30%	$10.00	0%	$7.00	-30%
840.00	-40%	$10.00	0%	$6.00	-40%
700.00	-50%	$10.00	0%	$5.00	-50%
560.00	-60%	N/A	N/A	$4.00	-60%
420.00	-70%	N/A	N/A	$3.00	-70%
280.00	-80%	N/A	N/A	$2.00	-80%
140.00	-90%	N/A	N/A	$1.00	-90%
0.00	-100%	N/A	N/A	$0.00	-100%

1)	Index does not close below the Trigger Level on any trading day during the Observation Period.

2)	Index closes below the Trigger Level on any trading day during the Observation Period.

3)	The Index Return excludes any cash dividend payments.

The S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 3 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide an indication of the pattern of common stock price movements. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of April 27, 2007 indicated below: Consumer Discretionary (89); Consumer Staples (39); Energy (33); Financials (90); Health Care (54); Industrials (52); Information Technology (74); Materials (28); Telecommunications Services (9); and Utilities (32).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the Standard & Poor’s website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2002 to April 30, 2007, as well as the Trigger Level, assuming an Index Starting Level of 1482.37, which was the S&P 500® Index closing level on April 30, 2007 (the actual Index Starting Level and the Trigger Level will be determined on the Trade Date).

Source: Bloomberg L.P.

The information on the S&P 500® Index provided in this free writing prospectus should be read together with the discussion under the heading “The S&P 500® Index” in underlying supplement no. 3.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index is sponsored by STOXX Limited. As discussed more fully in underlying supplement no. 3 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from January 2, 2002 to April 30, 2007, as well as the Trigger Level, assuming an Index Starting Level of 4392.34, which was the Dow Jones EURO STOXX 50® Index closing level on April 30, 2007 (the actual Index Starting Level and the Trigger Level will be determined on the Trade Date).

Source: Bloomberg L.P.

The information on the Dow Jones EURO STOXX 50® Index provided in this free writing prospectus should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” in underlying supplement no. 3.

The Nikkei® 225 Index

The Nikkei® 225 Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 3 under the heading “The Nikkei® 225 Index,” the Nikkei® 225 Index is a modified, price-weighted average index of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei® 225 Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei® 225 Index from January 2, 2002 to April 30, 2007, as well as the Trigger Level, assuming an Index Starting Level of 17400.41, which was the Nikkei® 225 Index closing level on April 30, 2007 (the actual Index Starting Level and the Trigger Level will be determined on the Trade Date).

Source: Bloomberg L.P.

The information on the Nikkei® 225 Index provided in this free writing prospectus should be read together with the discussion under the heading “The Nikkei® 225 Index” in underlying supplement no. 3.

The Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index is compiled, published and managed by HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank. As discussed more fully in underlying supplement no. 3 under the heading “The Hang Seng China Enterprises Index,” the Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted index comprised of H-shares, which are Hong Kong listed shares, of Chinese state-owned enterprises (“H-share companies”). The Hang Seng China Enterprises Index is reviewed semi-annually, at the same time as the Hang Seng Composite Index (the “HSCI Index”), and the Hang Seng China Enterprises Index is comprised of only those H-share companies that are included in the HSCI Index. The H-share companies that join or leave the HSCI Index are automatically included in or excluded from the Hang Seng China Enterprises Index. As of March 12, 2007, the Hang Seng China Enterprises Index consisted of forty-one (41) companies.

You can obtain the level of the Hang Seng China Enterprises Index at any time from the Bloomberg Financial Markets page “HSCEI <Index> <GO>“ or from the HSI Services website at www.hsi.com.hk.

The graph below illustrates the performance of the Hang Seng China Enterprises Index from January 2, 2002 to April 30, 2007, as well as the Trigger Level, assuming an Index Starting Level of 10035.01, which was the Hang Seng China Enterprises Index closing level on April 30, 2007 (the actual Index Starting Level and the Trigger Level will be determined on the Trade Date).

Source: Bloomberg L.P.

The information on the Hang Seng China Enterprises Index provided in this free writing prospectus should be read together with the discussion under the heading “The Hang Seng China Enterprises Index” in underlying supplement no. 3.

Supplemental Underwriting Information

UBS Financial Services Inc. and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.35 per $10.00 Security. See “Underwriting” in the accompanying product supplement D-1.

We expect to deliver the Securities against payment for the Securities on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Securities on the Trade Date or the next succeeding business day will be required, by virtue of the fact that we expect the Securities initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.